Exhibit 99.2


            2005 - 2007 PERFORMANCE SHARE PLAN
   FOR OFFICERS AND KEY EMPLOYEES, AS AMENDED AND RESTATED
                   AS OF JANUARY 16, 2007

Purpose

     The purpose of the 2005 - 2007 AMR Corporation Performance Share Plan for Officers and Key Employees, as amended and restated as of January 16, 2007 ("Plan") is to provide greater incentive to officers and key employees of the subsidiaries and affiliates of AMR Corporation ("AMR" or the "Corporation") to achieve the highest level of individual performance and to meet or exceed specified goals during the time frame 2005 to 2007, which will contribute to the success of the Corporation.

Definitions

     For purposes of the Plan, the following definitions will control:

     "Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

     "Committee" is defined as the Compensation Committee, or its successor, of the AMR Board of Directors.

     "Comparator Group" is defined as the following six U.S.
based carriers: AMR Corporation, Continental Airlines, Inc.,
Delta Air Lines, Inc., JetBlue Airways, Northwest Airlines
Corp. and Southwest Airlines Co.

     "Corporate Objectives" is defined as being the objectives established by the Committee at the beginning of each fiscal year during the Measurement Period.

     "Measurement Period" is defined as the three year period beginning January 1, 2005 and ending December 31,
2007.

     "Total Shareholder Return (TSR)" is defined as the rate of return reflecting stock price appreciation plus reinvestment of dividends over the Measurement Period. The average Daily Closing Stock Price (adjusted for splits and dividends) for the three months prior to the beginning and ending points of the Measurement Period will be used to smooth out market fluctuations.

     "Daily Closing Stock Price" is defined as the stock price at the close of trading (4:00 PM EST) of the National
Exchange on which the stock is traded.

     "National Exchange" is defined as either the New York
Stock Exchange (NYSE), the National Association of Stock
Dealers and Quotes (NASDAQ), or the American Stock Exchange
(AMEX).

Accumulation of Award

     Any  distribution under the Plan will be determined  by
(i) the Corporation's TSR rank within the Comparator Group and/or (ii) the Corporation's attainment of the Corporate Objectives during each year of the Measurement Period and
(iii) the terms and conditions of the award agreement between the Corporation and the employee. The distribution percentage of a target award pursuant to the TSR metric and based on rank, is specified below:

     Granted Shares - Percent of Target Based on Rank

 Rank      6        5        4        3       2       1
Payout%    0%      50%      75%     100%     135%    175%

     In the event that a carrier (or carriers) in the Comparator Group ceases to trade on a National Exchange at any point in the Measurement Period, the following distribution percentage of target award, based on rank and the number of remaining comparators, will be used accordingly.

                        5 Comparators

Granted  Shares - Percent of Target Based on Rank

 Rank      5        4        3        2      1
Payout%    50%      75%     100%     135%    175%


                        4 Comparators

Granted  Shares - Percent of Target Based
                 on Rank

 Rank      4        3        2       1
Payout%    75%     100%     135%     175%

                        3 Comparators

  Granted Shares - Percent of Target
             Based on Rank

  Rank        3         2         1
Payout %    100%      135%      175%

     At the end of each fiscal year during the Measurement Period, the Committee will determine whether the Corporate Objectives have been achieved. At the end of the Measurement Period the Committee will determine the distribution of an award based upon the TSR metric and, with respect to senior officer awards, the Corporate Objectives. The number of shares that may vest will range from 0% to 175% of the target award.

Administration

     The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper and efficient operation of the Plan. The TSR metric will be determined based on an audit of AMR's TSR rank by the General Auditor of American. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards. Awards, if any, will be distributed on or about April 17, 2008, or such date in 2008 the award is approved for distribution by the Committee.

     The distribution of any shares under this Plan is subject to the Corporation having sufficient stock in a stock plan to make such a distribution. In the event the Corporation does not have sufficient shares of stock in such a stock plan for the distribution contemplated by this Plan, the Committee will have the authority and discretion to make substitutions for such shares, all to the effect that the Employee will receive cash or other marketable property of a value equivalent to what the Employee would have received in a stock distribution.

     Corporate Objectives will be used as a metric for determining the distribution of awards only for senior officers of the Corporation (or a Subsidiary thereof) unless the Committee determines otherwise.

General

     Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American Airlines, Inc. or an Affiliate.

     Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive an award as may have been expressly awarded by the Committee subject to the terms and conditions of the award agreement between the Corporation and the employee.

     In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Corporation, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects the Corporation or its Subsidiaries or its
Affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of participants but have not yet been paid, in any case to the extent permitted under Proposed Treasury Regulation 1.409A-3(d) and/or 1.409A-3(e), or successor guidance thereto.

     In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American Airlines, Inc. or its Affiliates to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American Airlines, Inc. or its Affiliates or after such employment is terminated, and (iii) not to solicit any then current employees of American Airlines, Inc. or any other Subsidiaries of AMR to join the employee at his or her new place of employment after his or her employment with American Airlines, Inc. or its Affiliates is terminated. The failure by the employee to abide by the foregoing obligations shall result in the award being forfeited in its entirety.

     The Committee may amend, suspend, or terminate the Plan at any time.